Exhibit 99

Executive Letter to ANTs Shareholders By Joseph Kozak, Chairman and CEO

Dear Shareholders,

As ANTs Software looks ahead to 2010, we are encouraged by our hard work and progress in 2009 and eager for the opportunities and advancements that 2010 should bring to our company.

Successful Delivery of ACS Beta Release to Global IT Vendor

On December 31st ANTs Software will deliver a beta release of the second generation ANTs Compatibility Server (ACS) product to our Global IT Vendor, successfully fulfilling the first of several milestones of our OEM agreement. This is an important step in the history of ANTs Software and a turning point in implementing our strategic vision.

The engineering team, many of them located in our recently opened Atlanta Development Center, worked tirelessly to produce a stable product and adhere to an efficient production timeline. Once out of beta, we believe that the ACS will be a transformational product in the database industry.

ACS Beta Candidates

Through the joint go-to-market activities with our OEM partner, a number of top-tier financial services, insurance and healthcare company beta candidates have been identified for our second generation ACS product. This development is a pivotal step in the market acceptance strategy for ACS. In 2010, ANTs expects to move forward with these beta candidates and other customers to begin a phased rollout en route to market-wide availability.

Wyndham Project Fully Implemented

In 2009, ANTs Software reached full implementation of our first generation ACS product with Wyndham Hotels and Resorts. Our product is now used in all five of Wyndham’s global call centers with more than 3,000 worldwide users. Our client reports that the product is remarkably stable and functional. It is proving to be a solid and reliable product for their organization. It is also with great pride that we can report that no major support tickets have been logged with ANTs Software for the Wyndham project. This should serve as a testament to the quality of our product and the skill of our engineers. The success with Wyndham was an important milestone and a proof of concept for our OEM relationship.

71 Stevenson Street, Suite 400 San Francisco CA 94105   --   1.877.461.2687   --   1.856.234.1017 (F)   --   www.ants.com

Opening of Atlanta Development Center

The newest ANTs facility is fully operational. The second half of 2009 saw ANTs Software open a development center in the Atlanta, Georgia metropolitan area. The facility houses 15 experienced software engineers, all of them hired to develop the ACS product specified in the OEM agreement.

Our new hires are a crucial piece of our research and development staff, which now totals 30, located throughout the world. Much of the Atlanta staff has specific experience with our Global IT Vendor, making them the driving force behind our ability to deliver a beta product on time and within budget.

Inventa Technologies

Our subsidiary, Inventa Technologies, had a solid performance in 2009. Inventa’s first quarter saw a remarkable volume of renewal and new business contracts. A number of these agreements are with Fortune 500 companies for a variety of services, including Managed Service Provider (MSP) and IT Infrastructure Management services. The company continued to show strength throughout the year.

Inventa’s execution of this year’s business plan underlines the excellence of its work product and team approach to delivering value to its customers. In 2010, Inventa should continue to move forward with their slate of existing core services. Furthermore, Inventa’s services present a unique opportunity in that ANTs’ ACS customers are potential candidates for Inventa’s database services. We envision Inventa adding revenue as a direct result of new ACS customers in 2010.

Operating Expenses Under Control

ANTs has made it a priority to keep its operating expenses contained and focused on development of the second generation ACS product. We have had great success executing on this priority. We are pleased to report that operating expenses were down 39 percent for the first nine months of 2009 versus the same period in 2008.

Most importantly, we were able to achieve this savings while adding our Atlanta development center. Our strategic choice in location and staffing priorities enabled us to contain expenses while adding critical expertise and engineering resources to our organization.

2010 Strategy

Moving forward, the rollout of the next generation ACS product is our top priority for the New Year. We are actively engaged with our OEM partner on a daily basis. The early indications lead us to believe that demand for our ACS product, once commercially available through our OEM agreement, has the potential to be significant.

In summary, 2009 was a year of great challenges, which ANTs met with determination and focus. Great strides were made in product development and research. In contrast, 2010 should be a year of great opportunities, bringing ANTs Software to the next stage in our history.

71 Stevenson Street, Suite 400 San Francisco CA 94105   --   1.877.461.2687   --   1.856.234.1017 (F)   --   www.ants.com

As always, please feel free to learn more about ANTs Software and read our company blog at www.ants.com/blog  or contact us at investorrelations@ants.com.

Thank you for your continued support.

Best Regards,
Joe Kozak
Chairman and CEO
ANTs Software
www.ants.com

This shareholder letter is neither an offer to sell, nor a solicitation of offers to purchase securities.

This shareholder letter contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, product development activities and sales and licensing activities.  Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated.

Such risks include, without limitation: that the Company may not meet its revenue projections; its revenue growth may not continue; the projected revenues by Inventa might not meet the Company’s business and financial goals; the market may not respond positively to the ANTs Compatibility Server, the discussions with global companies and beta testers may not have positive results, challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company’s intellectual property, that expense reductions will not occur as planned and problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses.  Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

71 Stevenson Street, Suite 400 San Francisco CA 94105   --   1.877.461.2687   --   1.856.234.1017 (F)   --   www.ants.com